STOCK PURCHASE AGREEMENT

by and among

US BIODEFENSE, INC.,
A Utah corporation

and

EMERGENCY DISASTER SYSTEMS, INC.,
A California corporation

and

CHARLES WRIGHT,
The Majority Stockholder of
Emergency Disaster Systems, Inc.,
A California corporation

TABLE OF CONTENTS

ARTICLE I – Purchase and Sale of Stock		1
1.1	Sale of Shares	1
1.2	Closing	2
ARTICLE II – Representations and Warranties of EDS		2
2.1	Organization	2
2.2	Capital	2
2.3	Subsidiaries	2
2.4	Directors and Officers	2
2.5	Certain Corporate Matters	2
2.6	Books and Records	2
2.7	Absence of Undisclosed Liabilities	2
2.8	Investigation of Financial Condition and Corporate Matters	2
2.9	Litigation	3
2.10	Consents and Approvals; No Violations	3
2.11	Ability to Carry Out Obligations	3
2.12	Full Disclosure	3
2.13	EDS Shares Not Encumbered	3
2.14	Criminal or Civil Acts	3
2.15	Tax Matters	4
ARTICLE III – Representations and Warranties of EDS Stockholders		4
3.1	Ownership of EDS Shares	4
3.2	Authority Relative to this Agreement	4
3.3	Restricted Securities	5
3.4	Legend	5
ARTICLE IV – Representations and Warranties of UBDE		5
4.1	Organization	5
4.2	Capital	5
4.3	Subsidiaries	5
4.4	Directors and Officers	6
4.5	Certain Corporate Matters	6
4.6	Books and Records	6
4.7	Absence of Undisclosed Liabilities	6
4.8	Investigation of Financial Condition and Corporate Matters	6
4.9	Litigation	6
4.10	Consents and Approvals; No Violations	6
4.11	Ability to Carry Out Obligations	7
4.12	Full Disclosure	7
4.13	Criminal or Civil Acts	7
4.14	Tax Matters	7
4.15	Registered Securities	8
ARTICLE V – Covenants and Agreements of the Parties Effective Prior to Closing		8
5.1	Corporate Examinations and Investigations	8
5.2	Cooperation; Consents	8
5.3	Conduct of Business	8

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5.4	Litigation	9
5.5	Notice of Default	9
5.6	Stock Transfer	9
5.7	Resignation	9
ARTICLE VI – Conditions to Closing		9
6.1	Conditions to Obligations of EDS and EDS Stockholder	9
6.2	Conditions to Obligations of UBDE	10
ARTICLE VII – Closing		10
7.1	Closing	11
7.2	Ownership of EDS	11
ARTICLE VIII – General Provisions		11
8.1	Notices	11
8.2	Interpretation	12
8.3	Severability	12
8.4	Miscellaneous	12
8.5	Governing Law; Venue	12
8.6	Counterparts and Facsimile Signatures	12
8.7	Amendment	12
8.8	Parties in Interest	12
8.9	Waiver	12
8.10	Expenses	13
8.11	No Oral Change	13
8.12	Binding Effect	13
8.13	Mutual Cooperation	13
8.14	Survival of Representations and Warranties	13

SCHEDULES

Schedule of EDS Stockholders		Schedule 1
Schedule of EDS Liabilities		Schedule 2(a)
UBDE Balance Sheet as of May 31, 2006		Schedule 2(b)

ii

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into this 7th day of August, 2006, by and among US Biodefense, Inc., a Utah corporation

(“UBDE”), Charles Wright, and individual (“CW” or “EDS Stockholder”), and Emergency Disaster Systems, Inc., a California corporation (“EDS”). EDS is a party to this Agreement solely to make representations and warranties as set forth herein.

EXPLANATORY STATEMENT

     WHEREAS, the Board of Directors of UBDE has adopted resolutions approving UBDE’s acquisition of shares of EDS common stock (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

     WHEREAS, each EDS Stockholder owns the number of shares of common stock of EDS set forth opposite such EDS Stockholder’s name on Schedule 1 attached hereto (collectively, the “EDS Shares”);

     WHEREAS, EDS Stockholder own, collectively, an amount of shares of common stock of EDS, constituting 100% of the issued and outstanding capital stock of EDS, and EDS Stockholders desire to sell their respective portion of EDS Shares pursuant to the terms and conditions of this Agreement;

     WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code;

     NOW THEREFORE, for and in consideration of the Explanatory Statement that shall be deemed a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

ARTICLE I

Purchase and Sale of Stock

     1.1 Sale of Shares. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) EDS Stockholder will sell, convey, assign, transfer and deliver to UBDE one or more stock certificates representing EDS Shares held by EDS Stockholder, aggregating 1,000 shares, and as consideration for the acquisition of EDS Shares, UBDE will issue to EDS Stockholder, in exchange for such EDS Stockholder’s EDS Shares, cash in the amount of $25,000 (“Cash Payment”).

     1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place on or before August 31, 2006, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

ARTICLE II

Representations and Warranties of EDS

     EDS hereby represents and warrants to UBDE that:

     2.1 Organization. EDS is a corporation duly organized, validly existing and in good standing under the laws of California, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     2.2 Capital. The authorized capital stock of EDS currently consists of 10,000,000 shares of common stock having no par value. At the time of the closing of this Agreement, there will be 1,000 shares of EDS common stock issued and outstanding prior to the 1,000 shares purchased from EDS Stockholder by UBDE. All of the outstanding common stock of EDS is, and at Closing will be, duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, debentures, instruments, convertible securities or other agreements or commitments obligating EDS to issue or to transfer from treasury any additional shares of its capital stock of any class.

     2.3 Subsidiaries. EDS does not have any subsidiaries or own any interest in any other enterprise.

     2.4 Directors and Officers. Charles Wright is the sole officer and director of EDS.

     2.5 Certain Corporate Matters. EDS is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on EDS’ financial condition, results of operations or business. EDS has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     2.6 Books and Records. The books and records of EDS fully and fairly reflect the transactions to which EDS is a party or by which they or their properties are bound.

     2.7 Absence of Undisclosed Liabilities. As of the date of this Agreement, EDS did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in Schedule 2(a).

     2.8 Investigation of Financial Condition and Corporate Matters. Without in any manner reducing or otherwise mitigating the representations contained herein, UBDE and their legal counsel and accountants shall have the opportunity to meet with EDS’s accountants and attorneys to discuss the financial condition and corporate matters of EDS. EDS shall make available to UBDE all books and records of EDS.

     2.9 Litigation. EDS is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of EDS, threatened against or affecting EDS or its business, assets or financial condition where the failure to disclose would have a material adverse effect on EDS. To EDS’s actual knowledge, there is no action pending or threatened regarding the sale or transfer of any EDS securities. EDS is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. EDS is not engaged in any litigation to recover monies due to it.

     2.10 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by EDS of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by EDS nor the consummation by EDS of the transactions contemplated hereby, nor compliance by EDS with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of EDS, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which EDS or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EDS or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to EDS or any Subsidiary taken as a whole.

     2.11 Ability to Carry Out Obligations. The execution and delivery of this Agreement by EDS and the performance by EDS of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument or other agreement or instrument to which EDS is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required.

     2.12 Full Disclosure. None of the representations and warranties made by EDS herein or in any exhibit, certificate or memorandum furnished or to be furnished by EDS, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     2.13 EDS Shares Not Encumbered. The EDS Shares being transferred pursuant to this Agreement at Closing will be fully paid and non-assessable.

     2.14 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of EDS has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree issued during this time period, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

     2.15 Tax Matters:

          (a) EDS has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

          (b) EDS has paid, or adequately reserved against in EDS’ Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

          (c) To the best knowledge of EDS, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of EDS’ tax returns;

          (d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from EDS; and

     For the purposes of this Section 2.15, a tax is due (and must therefore either be paid or adequately reserved against in EDS’ Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

ARTICLE III

Representations and Warranties Of EDS Stockholders

     Each EDS Stockholder, jointly and not severally, hereby represents and warrants to UBDE as follows with respect to itself only:

     3.1 Ownership of EDS Shares. The EDS Stockholder owns, beneficially and of record, good and marketable title to EDS Shares free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders’ agreements. Such EDS Stockholder represents that such person has no right or claims whatsoever to any shares of EDS capital stock and does not have any options, warrants or any other instruments entitling such EDS Stockholder to exercise to purchase or convert into shares of EDS capital stock. At the Closing, the EDS Stockholder will convey to UBDE good and marketable title to EDS Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders’ agreements or restrictions.

     3.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the EDS Stockholder (including through a valid power of attorney)

and constitutes a valid and binding agreement of such EDS Stockholder, enforceable against such EDS Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

     3.3 Restricted Securities The EDS Stockholder acknowledges that EDS Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that EDS Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations EDS Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such EDS Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     3.4 Legend The EDS Stockholder acknowledges that the certificate(s) representing such EDS Stockholder’s pro rata portion of UBDE Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE,
PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR
PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS
NOT REQUIRED.

ARTICLE IV

Representations and Warranties of UBDE

     UBDE hereby represents and warrants to EDS that:

     4.1 Organization. UBDE is a corporation duly organized, validly existing and in good standing under the laws of Utah, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     4.2 Capital. The authorized capital stock of UBDE currently consists of 100,000,000 shares of common stock having a par value of $0.001 per share. As of the May 31, 2006, there will have been 30,304,047 shares of UBDE common stock issued and outstanding. All of the outstanding common stock of UBDE is, and at Closing will be, duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, debentures, instruments, convertible securities or other agreements or commitments obligating UBDE to issue or to transfer from treasury any additional shares of its capital stock of any class.

     4.3 Subsidiaries. UBDE does not have any subsidiaries or own any interest in any other enterprise.

     4.4 Directors and Officers. David Chin is the sole officer and director of UBDE.

     4.5 Certain Corporate Matters. UBDE is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on UBDE’s financial condition, results of operations or business. UBDE has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     4.6 Books and Records. The books and records of UBDE fully and fairly reflect the transactions to which UBDE is a party or by which they or their properties are bound.

     4.7 Absence of Undisclosed Liabilities. As of the date of UBDE’s most recent balance sheet included in Schedule 2(b), UBDE did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

     4.8 Investigation of Financial Condition and Corporate Matters. Without in any manner reducing or otherwise mitigating the representations contained herein, EDS and their legal counsel and accountants shall have the opportunity to meet with UBDE’s accountants and attorneys to discuss the financial condition and corporate matters of UBDE. UBDE shall make available to EDS all books and records of UBDE.

     4.9 Litigation. UBDE is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of UBDE, threatened against or affecting UBDE or its business, assets or financial condition where the failure to disclose would have a material adverse effect on UBDE. To UBDE’s actual knowledge, there is no action pending or threatened regarding the sale or transfer of any UBDE securities. UBDE is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. UBDE is not engaged in any litigation to recover monies due to it.

     4.10 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by EDS of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by EDS nor the consummation by EDS of the transactions contemplated hereby, nor compliance by EDS with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of EDS, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which EDS or any Subsidiary (as hereinafter defined) is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EDS or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c)

for violations, breaches or defaults which are not in the aggregate material to EDS or any Subsidiary taken as a whole.

     4.11 Ability to Carry Out Obligations. The execution and delivery of this Agreement by UBDE and the performance by UBDE of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument or other agreement or instrument to which UBDE is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required.

     4.12 Full Disclosure. None of the representations and warranties made by UBDE herein or in any exhibit, certificate or memorandum furnished or to be furnished by UBDE, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

     4.13 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of UBDE has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD judgment or decree issued during this time period, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

     4.14 Tax Matters:

          (a) UBDE has duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

          (b) UBDE has paid, or adequately reserved against in EDS’ Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

          (c) To the best knowledge of UBDE, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of UBDE’s tax returns;

          (d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from UBDE; and

     For the purposes of this Section 4.14, a tax is due (and must therefore either be paid or adequately reserved against in UBDE’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

     4.15 Registered Securities. EDS understands and acknowledges that the certificates of shares of common stock sold hereunder constitute “restricted securities” and the stock certificates will contain a legend and restriction substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE,
PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR
PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS
NOT REQUIRED.

ARTICLE V

Covenants and Agreements of the Parties Effective Prior to Closing

     5.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of EDS and UBDE as each party may request. In order that each party may have the full opportunity to do so, EDS and UBDE and EDS Stockholder shall furnish each party and its representatives during such period with all such information concerning the affairs of EDS or UBDE or any Subsidiary as each party or its representatives may reasonably request and cause EDS or UBDE and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

     5.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

     5.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of EDS and EDS Stockholders on the one hand and UBDE on the other hand. Without the prior written consent of EDS, EDS Stockholders and UBDE, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

     5.4 Litigation . From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or Stockholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

     5.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

     5.6 Stock Transfer. CW shall transfer 1,000 shares of his EDS common stock to UBDE.

     5.7 Resignation. CW represents that he has no disagreements with any other officer or director of EDS.

ARTICLE VI

Conditions to Closing

     6.1 Conditions to Obligations of EDS and EDS Stockholder. The obligations of EDS and EDS Stockholder under this Agreement shall be subject to each of the following conditions:

          (a) Closing Deliveries. At the Closing, UBDE shall have delivered or caused to be delivered to EDS and EDS Stockholder the following:

               (i) resolutions duly adopted by the Board of Directors of UBDE authorizing and approving the purchase and the execution, delivery and performance of this Agreement;

               (ii) a certificate of good standing for UBDE from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

               (iii) all corporate records, agreements, seals and any other information reasonably requested by EDS’ representatives with respect to UBDE, including without limitation, all books and records of UBDe;

               (iv) such other documents as EDS and/or EDS Stockholders may reasonably request in connection with the transactions contemplated hereby;

          (b) Representations and Warranties to be True. The representations and warranties of UBDE herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. UBDE shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) Assets and Liabilities. At the Closing, neither UBDE nor any Subsidiary shall have any material assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.

          (d) SEC Filings. At the Closing, UBDE will be current in all SEC filings required by it to be filed.

          (e) Due Diligence. EDS shall have delivered a written notice prior to or at Closing stating that it is fully satisfied with its due diligence of UBDE.

     6.2 Conditions to Obligations of UBDE. The obligations of UBDE under this Agreement shall be subject to each of the following conditions:

          (a) Closing Deliveries. On the Closing Date, EDS shall have delivered to UBDE the following:

               (i) this Agreement duly executed by EDS and EDS Stockholder;

               (ii) stock certificates representing EDS Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and

               (ii) such other documents as UBDE may reasonably request in connection with the transactions contemplated hereby.

          (b) Representations and Warranties to be True. The representations and warranties of EDS and EDS Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. EDS and EDS Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE VII

Closing

     7.1 Closing. The Closing of this Agreement shall be held at any mutually agreeable place and time on or before ten (10) business days from the date that all conditions precedent set forth in Articles II through VI have been met but in no event later than August 31, 2006 (the “Closing Date”) unless extended by mutual agreement. At the Closing:

          (1) CW, in association with EDS, shall cause to deliver to UBDE a certificate evidencing 1,000 restricted shares of EDS common stock, free and clear of any liens and encumbrances, duly endorsed to UBDE.

          (2) EDS shall hold a special meeting of the shareholders of EDS to cause David Chin to be appointed as a director of EDS.

          (3) The directors of EDS shall elect David Chin as the Chief Executive Officer, President, Secretary and Treasurer of EDS and CW as Vice President of EDS.

          (4) The directors of UBDE shall elect CW as Vice-President of UBDE.

     7.2 Ownership of EDS. Following the Closing, the stock ownership of EDS Shares shall be as follows:

UBDE	1,000 shares of common stock

Total Issued and Outstanding	1,000 shares of common stock

ARTICLE VIII

General Provisions

     8.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

UBDE:	US Biodefense, Inc.

Attn: David Chin, CEO

EDS:	Emergency Disaster Systems, Inc.

Attn: Charles Wright, President

CW:	Charles Wright

     8.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

     8.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

     8.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

     8.5 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City of Los Angeles, California and each party hereby waives any right to object to the convenience of such venue.

     8.6 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

     8.7 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

     8.8 Parties In Interest No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

     8.9 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     8.10 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     8.11 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

     8.12 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     8.13 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     8.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US BIODEFENSE, INC.

Signed:
Print:	David Chin
Title:	Chief Executive Officer

EMERGENCY DISASTER SYSTEMS, INC.

Signed:
Print:	Charles Wright
Title:	Chief Executive Officer

CHARLES WRIGHT

Signed:
Print:	Charles Wright

SCHEDULE 1

SCHEDULE OF EDS STOCKHOLDERS

Number of EDS
Name of EDS Stockholder	Common Shares Held

Charles Wright	1000 Shares

Totals

SCHEDULE 2(a)

SCHEDULE OF EDS LIABILITIES

ZERO LIABILITIES

SCHEDULE 2(b)

UBDE BALANCE SHEET AS OF MAY 31, 2006